Exhibit 10.1

EXECUTED COPY

STOCK PURCHASE AGREEMENT

among

HOUGHTON MIFFLIN COMPANY,

PROMISSOR, INC.,

NCS PEARSON, INC.

and

PEARSON AUTUMN ACQUISITION, INC.

Dated as of January 23, 2006

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6.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR		28
	6.1.	Corporate Matters, etc.	28
	6.2.	Ownership and Control of Buyer	29
7.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		30
	7.1.	Corporate Matters, etc.	30
	7.2.	Financial Condition, etc.	31
	7.3.	Investment Intent, Related Matters	31
	7.4.	Litigation	31
	7.5.	Brokers, etc.	31
	7.6.	Knowledge	31
	7.7.	No Additional Representations; No Reliance	31
8.	CERTAIN AGREEMENTS OF THE PARTIES		32
	8.1.	Payment of Transfer Taxes and Other Charges	32
	8.2.	Regulatory Compliance	32
	8.3.	Consents, etc.	32
	8.4.	Tax Agreements	33
	8.5.	Confidentiality	37
	8.6.	Guarantees	38
	8.7.	Seller Non-Compete, Non-Solicitation and Non-Interference	38
	8.8.	Surety Bonds/Letters of Credit	39
	8.9.	Banking Offset Release	40
	8.10.	Further Assurances	40
	8.11.	Transfer of Seller Intellectual Property	40
	8.12.	Insurance	40
9.	EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS		40
	9.1.	Salary and Benefits	40
	9.2.	Certain Liabilities	41
	9.3.	Welfare Claims	41
	9.4.	Prior Service Credit	41
	9.5.	Employees on Disability Leave	41
	9.6.	WARN	42
	9.7.	Third-Party Rights	42
	9.8.	Employee Indemnity	42
10.	INDEMNIFICATION		42
	10.1.	Buyer’s Indemnification	42
	10.2.	Seller’s Indemnification	43
	10.3.	Monetary Limitations	43
	10.4.	Time Limitations	45
	10.5.	Certain Other Indemnity Matters	45
	10.6.	Third Party Claims	46
11.	CONSENT TO JURISDICTION; JURY TRIAL WAIVER		47
	11.1.	Consent to Jurisdiction	47
	11.2.	Service of Process	48
	11.3.	WAIVER OF JURY TRIAL	48

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12.	MISCELLANEOUS		48
	12.1.	Entire Agreement; Waivers	48
	12.2.	Amendment or Modification	49
	12.3.	Severability	49
	12.4.	Successors and Assigns	49
	12.5.	Notices	49
	12.6.	Public Announcements	50
	12.7.	Headings, etc.	51
	12.8.	Disclosure	51
	12.9.	Third Party Beneficiaries	51
	12.10.	Counterparts	51
	12.11.	Governing Law	51
	12.12.	Expenses	51
	12.13.	Specific Performance	51
	12.14.	Negotiation of Agreement	52

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SCHEDULES

Schedule 1.2.20	Capitalized Leases
Schedule 1.1.66	Net Cash
Schedule 3.4(b)	Accounting Principles
Schedule 4.3(a)/(b)	Seller’s Exceptions to Non-Contravention
Schedule 5.1.1	Jurisdictions of Qualification
Schedule 5.1.3	Company Exceptions to Non-Contravention
Schedule 5.1.4	Capitalization
Schedule 5.1.5	Subsidiaries
Schedule 5.2.2(a)	Financial Statements
Schedule 5.2.2(b)	Liabilities
Schedule 5.3	Changes in Condition Since Balance Sheet Date
Schedule 5.4	Environmental Matters
Schedule 5.5.1	Title to/Leasehold Interests in Material Personal Property; Liens on Personal Property; Leases/Licenses for Personal Property
Schedule 5.5.2	Leased Real Property
Schedule 5.6	Intellectual Property and Licenses
Schedule 5.7	Material Contracts
Schedule 5.8	Litigation Matters
Schedule 5.9	Compliance with Laws
Schedule 5.10	Tax Matters
Schedule 5.11	Employee Benefit Plans
Schedule 5.12	Significant Customers and Suppliers
Schedule 5.13	Related Parties
Schedule 5.14	Accounts Receivable
Schedule 5.16	Customer Proposals
Schedule 5.18	Insurance
Schedule 5.19	Intercompany Liabilities
Schedule 5.20	Sufficiency of Assets
Schedule 5.21	Escheatment
Schedule 8.3	Consents
Schedule 8.10	Further Assurances
Schedule 8.11	Seller Intellectual Property
Schedule 9.2	Certain Liabilities

EXHIBITS

Exhibit A	Trademark Assignment Form

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 23, 2006 among Promissor, Inc., a Delaware corporation (the “Company”), Houghton Mifflin Company, a Massachusetts corporation and the holder of all of the outstanding capital stock of the Company (the “Seller”), Pearson Autumn Acquisition, Inc., a Delaware corporation (the “Buyer”) and NCS Pearson, Inc. a Minnesota Corporation (the “Guarantor”).

Recitals

1. The Seller owns all of the outstanding shares of capital stock of the Company (the “Shares”).

2. The Seller desires to sell and transfer the issued and outstanding Shares to the Buyer and the Buyer desires to acquire such Shares from the Seller, all upon the terms and subject to the conditions set forth in this Agreement.

Agreement

Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

1.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 1:

(a) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) The words “party” and “parties” shall refer to the Seller, the Company and the Buyer;

(c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender;

(d) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP (as defined below) in effect as of the date hereof;

(e) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, all of which are made a part of this Agreement; and

(f) The word “including” shall mean including without limitation.

1.2. Certain Definitions. The following terms shall have the following meanings:

1.2.1. “2004 Financials” is defined in Section 5.2.1(a).

1.2.2. “2005 Financials” is defined in Section 5.2.1(b).

1.2.3. “Action” shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any Governmental Authority, other than any Tax Dispute.

1.2.4. “Accounting Principles” is defined in Section 3.4(b).

1.2.5. “Affected Employees” shall mean all current employees of any of the Target Companies as of the Closing Date, including any such person who is on an approved leave of absence.

1.2.6. “Affiliate” shall mean, as to the Company (or other specified Person), each Person directly or indirectly controlling or controlled by the Company (or such specified Person); provided that, no Person shall be deemed an Affiliate of the Company (or other specified Person) if such Person is an investment fund, an entity investing solely on behalf of such investment fund, or an entity that is directly or indirectly wholly-owned by one or more of such investment funds. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

1.2.7. “Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar affiliated, combined or unitary group defined under a similar provision of state, local or foreign law.

1.2.8. “Agreement” is defined in the Preamble.

1.2.9. “Balance Sheet” is defined in Section 5.2.1(b).

1.2.10. “Balance Sheet Date” shall mean December 31, 2005.

1.2.11. “Benefit Plans” is defined in Section 5.11(a).

1.2.12. “Business” shall mean the business activities of the Target Companies, which consist of developing and providing testing services and products for professional certification and licensing to regulatory entities, professional associations and corporations, including psychometric services, exam development, full examination and licensing administration services and overall certification and licensing program management and fingerprinting as such business activities are currently conducted.

1.2.13. “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized to be closed in Boston, Massachusetts or New York City, New York.

1.2.14. “Buyer” is defined in the Preamble.

1.2.15. “Buyer Confidential Information” is defined in Section 8.10(b).

1.2.16. “Buyer Indemnitees” is defined in Section 10.2.

1.2.17. “Buyer Plans” is defined in Section 9.4.

1.2.18. “Buyer Transaction Documents” is defined in Section 7.1.1.

1.2.19. “By-laws” shall mean the corporate by-laws of a corporation, as from time to time in effect.

1.2.20. “Capitalized Leases” means those leases listed on Schedule 1.2.20.

1.2.21. “Cash Accounts” is defined in the definition of Net Cash.

1.2.22. “Cash Shortfall” is defined in Section 3.4(c).

1.2.23. “Cash Statement” is defined in Section 3.4(b).

1.2.24. “Charter” shall mean the certificate or articles of incorporation, organization or formation or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

1.2.25. “Closing” is defined in Section 3.2.

1.2.26. “Closing Date” is defined in Section 3.2.

1.2.27. “Closing Statements” is defined in Section 3.4(a).

1.2.28. “Code” shall mean the federal Internal Revenue Code of 1986, as amended and as in effect as of the date hereof.

1.2.29. “Company” is defined in the Preamble.

1.2.30. “Company Intellectual Property Rights” has the meaning given to it in Section 5.6(a).

1.2.31. “Company Plans” is defined in Section 5.11(a).

1.2.32. “Company Transaction Documents” is defined in Section 5.1.1.

1.2.33. “Confidentiality Agreement” is defined in Section 8.5(a).

1.2.34. “Confidential Information” is defined in Section 8.5(c).

1.2.35. “Contractual Obligation” shall mean, with respect to any Person, any material written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other material document or instrument (including any document or instrument evidencing or otherwise relating to any Debt but excluding the Charter and By-laws of such Person) to which or by which such Person is legally bound.

1.2.36. “Debt” shall mean, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, but in no event including operating leases, (iii) in respect of purchase money obligations for the acquisition of equipment and fixed assets, but in no event including trade payables or accrued liabilities, and (iv) in the nature of guarantees of obligations of the types described in clauses (i), (ii) and (iii) above of any other Person.

1.2.37. “Deductible” is defined in Section 10.3(a).

1.2.38. “Enforceable” shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

1.2.39. “Environmental Laws” shall mean any federal, state or local law as in effect as of the date hereof relating to (i) releases or threatened releases of Hazardous Substances, and (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

1.2.40. “ERISA” shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof.

1.2.41. “Excess Cash” is defined in Section 3.4(c).

1.2.42. “Extended Insurance Policy” is defined in Section 8.12(a).

1.2.43. “Extension Period” is defined in Section 8.12(a).

1.2.44. “Financial Statements” is defined in Section 5.2.1(b).

1.2.45. “GAAP” shall mean generally accepted accounting principles in the United States as in effect as of, and as consistently applied by the Company in, the preparation of the Financial Statements.

1.2.46. “Governmental Authority” shall mean any United States federal, state or local government, regulatory or administrative agency (or any department, bureau or division thereof) or any foreign government or regulatory or administrative agency (or any department, bureau or division thereof).

1.2.47. “Governmental Order” shall mean any material decree, stipulation, determination or award entered by any Governmental Authority.

1.2.48. “Guarantor” is defined in the Preamble.

1.2.49. “Guarantor Transaction Documents” is defined in Section 6.1.1.

1.2.50. “Hazardous Substances” shall mean (i) substances defined in or regulated as toxic or hazardous under the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations, in each case, as amended and as in effect as of the Closing Date: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) PCBs and (v) asbestos.

1.2.51. “Indemnified Party” is defined in Section 10.6.

1.2.52. “Indemnifying Party” is defined in Section 10.6.

1.2.53. “Independent Accounting Firm” means an independent accounting firm of nationally recognized standing reasonably satisfactory to the Seller and the Buyer (who shall not have any material relation with the Seller, the Target Companies, the Buyer, or their Affiliates).

1.2.54. “Intellectual Property Rights” means all tangible and intangible (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications (either filed or in preparation for filing) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers (whether or not registered), including all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) electronic addresses and passwords, including Internet uniform resource locators, Internet domain names and registrations and applications or reservations for registration thereof, and any similar rights and all content embodied in all world wide web sites and world wide web pages found at such uniform resource locaters, (iv) all copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof, derivative works, all rights therein provided by international treaties or conventions and all extensions and renewals of any of the foregoing, (v) confidential and proprietary information, trade secrets, know-how (whether patentable or unpatentable and whether or not reduced to practice), models, algorithms, processes and techniques, and research and development information, ideas, technical data, designs, drawings and specifications, (vi) Software, (vii) coded values, formats, data (including data collected from, through or otherwise by means of the Internet) and historical or current databases, in each case whether or not copyrightable, (viii) modifications or improvements to any item described in the immediately preceding clauses (i) through (vii), (ix) other proprietary rights relating to any item described in the immediately preceding clauses (i) through (viii), including associated goodwill, remedies against past and future infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions, and (x) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (ix), used or held for use by the Target Companies or necessary to conduct the business of the Target Companies.

1.2.55. “IRS” is defined in Section 5.10(b).

1.2.56. “Insurance Policies” is defined in Section 5.18.

1.2.57. “Inventors” is defined in Section 5.6(g).

1.2.58. “Knowledge of the Company” shall mean the actual knowledge of Steve Tapp, Jean Francois Hervy, Greg DuMont, Paul Weaver, Art Valentine and Paul Millhouser.

1.2.59. “Leases” is defined in Section 5.5.2.

1.2.60. “Legal Requirement” shall mean any material United States federal, state or local or foreign statute, ordinance, code, rule or regulation, or any material Governmental Order, or any material license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

1.2.61. “Letter of Credit” means a Contractual Obligation under which the Seller financially guarantees the performance of any obligation of a Target Company.

1.2.62. “Lien” shall mean any mortgage, pledge, lien, security interest, attachment or encumbrance, provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes not yet due and payable, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other like liens, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

1.2.63. “Loss” shall mean any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable fees of attorneys, accountants or other experts), whether or not involving a third party claim, and reduced by the amount of any insurance and Tax Benefit reasonably expected to be received and/or realized in respect thereof.

1.2.64. “Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse to the Business, assets, financial condition or results of operations of the Target Companies, taken as a whole, or that materially and adversely affects the ability of the Seller to perform its obligations under this Agreement and consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) any change, effect or circumstance that arises out of or relates to a general deterioration in the economy or in the industries in which the Target Companies operate (whether in the United States or in the foreign countries in which the Target Companies operate), (ii) any change, effect or circumstance that arises out of or relates to the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, (iii) any change, effect or circumstance that arises out of or relates to the disclosure of the fact that the Buyer is the prospective acquirer of the Target Companies, (iv) any change, effect or circumstance that arises out of or relates to any action taken by the Buyer or any of its Affiliates, (v) any change, effect or circumstance that arises out of or relates to the announcement, pendency or consummation of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (vi) any change, effect, event, occurrence, state of facts or development that arises out of or relates to any change in accounting requirements or principles imposed upon the Target Companies or any change in applicable laws, rules or regulations or the interpretation thereof, of (vii) any change, effect, event, occurrence, state of facts or development that arises out of or relates to compliance with the terms of, or the taking of any action required by, this Agreement.

1.2.65. “Material Contracts” is defined in Section 5.7(b).

1.2.66. “Net Cash” means cash in the bank accounts listed on Schedule 1.2.66 (the “Cash Accounts”) plus outstanding checks received but not yet deposited, including credit card payments having been authorized and cleared by Target Companies’ credit card processing vendors but not yet deposited minus ACHs in transit minus outstanding checks written on the Cash Accounts as of the close of business on the Closing Date.

1.2.67. “Net Cash Amount” is defined in Section 3.4(b).

1.2.68. “Notice of Disagreement” is defined in Section 3.4(e).

1.2.69. “Open Source License” means any license entered into by the Seller or any Target Company of any Software from a third party in accordance with the terms and conditions of any version of the GNU General Public License, GNU Lesser General Public License or any similar license (generally on a “point and click” download basis from the world wide web) pursuant to which the licensee is permitted, on a royalty-free basis, to freely distribute, modify, create derivative works of or otherwise incorporate all or any portion of the relevant Software into the Intellectual Property Rights but requires the licensee, if it chooses to distribute the licensed Software or any derivative work of the licensed Software to third parties, to provide such third parties with access to the source code for such Software.

1.2.70. “Ordinary Course of Business” shall mean the ordinary course of the Business, consistent with past practice.

1.2.71. “Permits” is defined in Section 5.9.

1.2.72. “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity other than any Governmental Authority.

1.2.73. “Personalty Leases” is defined in Section 5.5.1.

1.2.74. “Pre-Closing Straddle Period” is defined in Section 8.4.3(a).

1.2.75. “Pre-Closing Tax Period” is defined in Section 8.4.2.

1.2.76. “Purchase Price” is defined in Section 3.1.

1.2.77. “Real Property” is defined in Section 5.5.2.

1.2.78. “Representatives” is defined in Section 8.5(b).

1.2.79. “Scheduled Intellectual Property” is defined in Section 5.6.

1.2.80. “Securities Act” is defined in Section 7.3.

1.2.81. “Seller” is defined in the Preamble.

1.2.82. “Seller Confidential Information” is defined in Section 8.5(c).

1.2.83. “Seller Guarantee” is defined in Section 8.6.

1.2.84. “Seller Indemnitees” is defined in Section 10.1.

1.2.85. “Seller Intellectual Property” is defined in Section 8.11.

1.2.86. “Seller Plans” is defined in Section 5.11(a).

1.2.87. “Seller Transaction Documents” is defined in Section 4.1.

1.2.88. “Shares” is defined in the Recitals.

1.2.89. “Shrink Wrap Software” means off the shelf, commercially-available Software that has not been modified by or on behalf of the Company, but excluding any Software licensed under an Open Source License.

1.2.90. “Significant Customers” is defined in Section 5.12(a).

1.2.91. “Significant Distributors” means any authorized resellers, or other agents with the right to sell or distribute material levels of products or services on behalf of the Target Companies.

1.2.92. “Significant Suppliers” is defined in Section 5.12(a).

1.2.93. “Software” means all computer software, including source code, object code, machine-readable code, HTML, versions (including testing phases), program listings, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.

1.2.94. “Specific Representation” is defined in Section 10.2(c).

1.2.95. “Storage Area Network” means the computer equipment maintained and used by the Target Companies at the Digex hosting facility.

1.2.96. “Straddle Period” is defined in Section 8.4.3(a).

1.2.97. “Stub Period” is defined in Section 8.4.2.

1.2.98. “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

1.2.99. “Surety Bonds” means Contractual Obligations under which the Seller is obligated to post or otherwise provide any surety, bond or performance deposit or otherwise financially guarantee performance of any obligation of any Target Company.

1.2.100. “Target Companies” shall mean, collectively, the Company and its Subsidiaries.

1.2.101. “Tax” shall mean any (and in the plural “Taxes” shall mean all) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, profit, windfall profit, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license and other taxes of any kind whatsoever (whether payable directly or by withholding) arising under or imposed by any Legal Requirement, including all interest, penalties and additions with respect to any of the foregoing.

1.2.102. “Tax Benefit” shall mean the amount of any Tax benefit actually realized by any Person, as the context may require, to any specified matter or event, as reflected by an actual current reduction in Taxes paid or increase in Tax refund received by such Person (and not by a potential benefit in some later Tax period), in the Tax period in which such matter or event occurs or in any of the five Tax years following such Tax period, including any such Tax benefit actually realized on account of an increase in basis or other correlative adjustment that would make allowable to such Person or its Affiliated Group a deduction, amortization, exclusion from income, or other allowance, as determined, calculated, and described in good faith by such Person, such determination to be binding on all parties.

1.2.103. “Tax Dispute” is defined in Section 8.4.7.

1.2.104. “Tax Loss” shall mean any Loss relating to Taxes for which a claim may be brought under Section 8.4.1 or Section 10 of this Agreement.

1.2.105. “Tax Return” shall mean any (and in the plural “Tax Returns” shall mean all) federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, and any schedules or attachments to any of the foregoing or amendments thereto.

1.2.106. “Third-Party Intellectual Property Rights” means the Intellectual Property Rights owned by Persons other than the Target Companies.

1.2.107. “Trademark Assignment” shall mean the Trademark Assignment in the form attached hereto as Exhibit A.

1.2.108. “Transition Services Agreement” shall mean the Transition Services Agreement between the Buyer and the Seller dated as of the date hereof.

1.2.109. “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

2. ACQUISITION.

Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth herein, on the Closing Date, the Seller agrees to sell, transfer and deliver to the Buyer the Shares and the Buyer agrees to purchase and acquire the Shares from the Seller.

3. PAYMENT AND CLOSING.

3.1. Purchase Price. Subject to the terms and conditions hereof, the aggregate amount to be paid by the Buyer to the Seller at the Closing shall be $42,000,000 (the “Purchase Price”). The Purchase Price shall be payable by the Buyer by wire transfer of immediately available funds to an account designated by the Seller to the Buyer at least three (3) Business Days prior to the Closing Date.

3.2. Time and Place of Closing. The consummation of the transactions described herein (the “Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, concurrently with the execution and delivery of this Agreement on January 23, 2006 (the “Closing Date”). The Closing will be effective as of the close of business on the Closing Date.

3.3. Deliveries. At the Closing, the Seller shall deliver to the Buyer (i) the certificate or certificates evidencing all of the Shares together with duly executed stock powers, all against delivery by the Buyer of the Purchase Price, (ii) the Trademark Assignment, (iii) the Transition Services Agreement, (iv) resignations of the directors of each Target Company and (v) the opinion of the Seller’s General Counsel in the form agreed by the Seller and the Buyer. At the Closing, the Buyer shall deliver to the Seller (i) the Transition Services Agreement executed by the Buyer and (ii) the opinion of Guarantor’s General Counsel in the form agreed by the Seller and the Buyer. At the Closing, each of the Seller, the Buyer and the Guarantor shall deliver to the other certificates as to its certificate of incorporation and bylaws, the resolutions of its Board of Directors approving this Agreement and the transactions contemplated hereby and the incumbency of its corporate officers executing this Agreement and the other Seller Transaction Documents, Buyer Transaction Documents or Guarantor Transaction Documents, as applicable, in the form agreed by the parties.

3.4. Cash Adjustment.

(a) Not later than five (5) Business Days prior to the Closing Date, the Seller shall notify each bank at which a Target Company has a cash account of the Closing Date and request delivery of a statement setting forth such Target Company’s account balance as of the close of business on the Closing Date (“Closing Statements”).

(b) Not later than twenty (20) Business Days after the Closing Date, the Seller shall deliver to the Buyer a written statement (the “Cash Statement”) accurately setting forth the Net Cash position of the Company as of the close of business on the Closing Date (the “Net Cash Amount”) and supporting documents, including copies of the original bank statements. The Cash Statement shall be based on the Closing Statements and prepared in accordance with the accounting principles outlined on Schedule 3.4(b) (the “Accounting Principles”).

(c) If the Net Cash Amount is greater than $2,000,000 (such difference, the “Excess Cash”), the Buyer shall pay to the Seller an amount equal to the Excess Cash. If the Net Cash Amount is less than $2,000,000 (such difference, the “Cash Shortfall”), the Seller shall pay to the Buyer an amount equal to the Cash Shortfall.

(d) Any payments required to be made pursuant to Section 3.4(c) shall be made by wire transfer of immediately available funds to the account or accounts designated by the Buyer or the Seller, as the case may be, within five (5) calendar days after final determination of the Net Cash Amount.

(e) If the Buyer disagrees with the Seller’s calculation of the Net Cash Amount, the Buyer shall notify the Seller in writing (the “Notice of Disagreement”) within twenty (20) Business Days after delivery of the Cash Statement. The Notice of Disagreement shall (i) specify those items or amounts as to which the Seller disagrees and (ii) set forth a reasonably detailed explanation of the basis for such dispute and the Buyer’s good faith calculation of the Net Cash Amount.

(f) If the Seller and the Buyer cannot agree upon the Net Cash Amount, during the fifteen (15) calendar days immediately following delivery of the Notice of Disagreement, the Seller and the Buyer shall use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Net Cash Amount. If at the end of such fifteen (15) calendar day period the Seller and the Buyer have been unable to agree upon a Net Cash Amount, Seller and the Buyer shall submit to the Independent Accounting Firm for review this Agreement, the Closing Statements, the Cash Statement and the Notice of Disagreement and the Independent Accounting Firm shall calculate the final Net Cash Amount. In making such calculation, the Independent Accounting Firm will review only those items and amounts specifically set forth and objected to in Notice of Disagreement and will resolve the dispute with respect to each such item and amount. Such review and resolution shall be based solely on the written submissions of the parties, the Closing Statements and the Accounting Principles (and not on any independent review conducted by the Independent Accounting Firm). The Independent Accounting Firm shall deliver to the Buyer and the Seller, as promptly as practicable (but in any case no later than thirty (30) calendar days from the date of engagement of the Independent Accounting Firm), a report setting forth a calculation of the final Net Cash Amount, which amount shall not be less than the Net Cash Amount shown in the Seller’s calculation delivered pursuant to Section 3.4(b) nor more than the amount thereof shown in the Buyer’s statement delivered pursuant to Section 3.4(e). Such report shall be final and binding upon the Buyer and the Seller. The cost of such review and report shall be borne equally by the Buyer, on the one hand, and the Seller, on the other hand.

(g) The Buyer and the Seller shall, and shall cause their respective representatives to, and the Buyer shall cause the Target Companies to, cooperate and assist in the preparation of the Cash Statement, the calculation of the Net Cash Amount and the Notice of Disagreement and in the conduct of the review referred to in this Section 3.4, including, without limitation, the making available to the extent reasonably necessary of books, records, work papers and personnel.

3.5. Guarantee by Guarantor. Guarantor agrees to cause Buyer, subject to the terms and conditions set forth in this Agreement, to perform any and all of its obligations under this Agreement, and irrevocably guarantees to Seller the performance by Buyer of any and all such obligations.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Buyer that except as set forth in the Schedules to this Agreement:

4.1. Organization and Authority. The Seller is a corporation duly formed, legally existing and in good standing under the laws of the Commonwealth of Massachusetts and the Seller has full power and authority to enter into this Agreement and each other document or instrument to be entered into by the Seller in connection herewith (the “Seller Transaction Documents”), to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.2. Authorization and Enforceability. This Agreement and the Seller Transaction Documents have been duly authorized by all requisite corporate action on the part of the Seller and have been duly executed and delivered by, and are Enforceable against, the Seller.

4.3. Non-Contravention, etc. Except as set forth in Schedule 4.3(a), the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the Closing hereunder in accordance with the terms and conditions of this Agreement and the Seller Transaction Documents do not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any Contractual Obligation to which Seller is a party or by which Seller is, or the Shares are, bound or any Legal Requirement applicable to Seller or to the Shares. No consent is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller or the sale of the Shares as contemplated hereby, except as set forth in Schedule 4.3(b), and other than any consent where the failure of Seller to obtain such consent would not materially and adversely affect Seller’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and the Seller Transaction Documents and would not prevent Seller from performing in all material respects its obligations under this Agreement or the Seller Transaction Documents.

4.4. Title to Shares. Seller is the record and beneficial owner of and has good and valid title to the Shares which will be sold by Seller as contemplated hereby, free and clear of any Liens except for restrictions on transfer imposed by applicable securities laws.

4.5. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee from the Company in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Seller or any of its Affiliates.

5. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. The Seller hereby represents and warrants to the Buyer that, except as set forth in the Schedules to this Agreement:

5.1. Corporate Matters, etc.

5.1.1. Organization, Power and Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to enter into this Agreement and each other document or instrument to be entered by the Company in connection herewith (the “Company Transaction Documents”) and the Company has the corporate power and authority to own, operate or lease its properties and to carry on its Business in all material respects as currently conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction where it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Each jurisdiction in which the Company is qualified as a foreign corporation is set forth on Schedule 5.1.1.

5.1.2. Authorization and Enforceability. This Agreement and the Company Transaction Documents have been duly authorized by all requisite corporate action on the part of the Company and have been duly executed and delivered by, and are Enforceable against, the Company.

5.1.3. Non-Contravention, etc. Except for items listed on Schedule 5.1.3, neither the execution, delivery or performance of this Agreement by the Company or the Seller nor the consummation by the Company or the Seller of the Closing hereunder in accordance with the terms and conditions of this Agreement constitutes, results in or gives rise to (a) a breach, violation or default under any Legal Requirement applicable to any Target Company, (b) a breach of or default under any Charter or By-laws provision of any Target Company, (c) the imposition of any Lien upon any asset of any Target Company (including any shares of capital stock of any Subsidiary of the Company) or (d) a breach of or default under (or the acceleration of the time for performance of any material obligation under) any Contractual Obligation of any Target Company, other than, in the case of clauses (a), (c) and (d), any breach, violation, default or imposition of Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Assuming satisfaction of any foreign antitrust Legal

Requirements and except as set forth in Schedule 5.1.3, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or Person is required to be obtained or made by or on behalf of any Target Company in connection with the execution, delivery or performance of this Agreement or any Company Transaction Document and the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement, except (a) for those which shall have been obtained or made on or prior to, and are in full force and effect on the date hereof, or (b) where the failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.1.4. Capitalization.

(a) The Company is authorized to issue 100 shares of common stock, par value $.01 per share, of which 100 are issued and outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Shares are duly authorized, validly issued, fully paid and nonassessable. All of the Shares of capital stock are held of record and beneficially by the Seller. None of the Shares have been issued in violation of any applicable federal or state law or any preemptive rights or rights to subscribe for or purchase securities of the Company.

(b) Except as set forth in this Agreement and as set forth on Schedule 5.1.4, there is no Contractual Obligation pursuant to which the Seller or any Target Company has granted any option, warrant, convertible security or other right or Contractual Obligation of any Person (i) to acquire the Shares or any other securities of, or equity interests in any Target Company or (ii) requiring any Target Company to issue, transfer, deliver or sell any additional equity securities. Except as set forth on Schedule 5.1.4, (i) no Target Company has any outstanding stock appreciation rights, phantom stock, performance-based equity rights or similar rights or obligations and (ii) there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to voting or transfer of the Shares or the equity securities any Target Company.

5.1.5. Subsidiaries. Schedule 5.1.5 sets forth a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary listed on Schedule 5.1.5 is a corporation or other entity duly formed and validly existing under the laws of its jurisdiction of organization, has the power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business in all material respects as currently conducted, and is duly qualified as a foreign corporation or other entity and is in good standing in each jurisdiction where it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.1.5 sets forth a list of each foreign jurisdiction in which each Subsidiary is qualified to do business. Each Subsidiary listed on Schedule 5.1.5 is wholly-owned by the Company

(either directly or indirectly by way of ownership through another Subsidiary listed on Schedule 5.1.5).

5.1.6. Charter and By-laws. The Company has heretofore delivered or made available to the Buyer true and complete copies of the Charter and By-laws of each Target Company, in each case as in effect on the date hereof.

5.2. Financial Statements, etc.

5.2.1. Financial Information. The Buyer has been furnished with each of the following:

(a) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2004 and the related consolidated unaudited statements of operations and of cash flows (collectively, the “2004 Financials”).

(b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Balance Sheet Date (the “Balance Sheet”) and the related unaudited consolidated statements of operations and of cash flows (collectively, the “2005 Financials” and together with the 2004 Financials the “Financial Statements”).

5.2.2. Character of Financial Information.

(a) The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods specified therein, subject to the absence of footnotes and, in the case of the 2005 Financials, to normal year-end adjustments, in each case, except as set forth on Schedule 5.2.2(a). Each of the Target Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

(b) Except as (i) set forth on Schedule 5.2.2(b) or (ii) has not had, individually or in the aggregate, a Material Adverse Effect, the Target Companies have no liabilities or obligations of any kind (whether known, or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the 2005 Financials and liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.

5.3. Change in Condition Since Balance Sheet Date. Except for matters set forth in Schedule 5.3 or as required hereby and except for any change resulting from general economic, financial or market conditions or circumstances generally affecting the Business or arising from compliance with the terms of, or the taking of any action required by, this Agreement or the Company Transaction Documents, since the Balance Sheet Date:

(a) other than transactions between or among the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has:

(i) entered into any Contractual Obligation other than this Agreement relating to (A) the sale of any capital stock or equity interest in any Target Company, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination;

(ii) mortgaged, pledged or subjected to any Lien any of their assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business, (B) Liens disclosed on Schedule 5.5.1 and (C) Liens that have not had, individually or in the aggregate, a Material Adverse Effect;

(iii) sold, leased, transferred or exchanged any material property for less than the fair value thereof;

(iv) entered into, or relinquished any rights under, any Contractual Obligation having a value in excess of $100,000 per year and which cannot be canceled by such entity within thirty (30) calendar days;

(v) entered into any Contractual Obligation relating to employment providing for annual compensation over $75,000, any new employee benefit, deferred compensation or other similar employee benefit arrangement, any new consulting arrangement, any grant of severance or termination rights to any director, officer or employee of any Target Company or any increase in benefits payable under existing severance or termination pay policies or Contractual Obligations relating to employment, in each case, outside of the Ordinary Course of Business;

(vi) amended the terms of any Contractual Obligations with customers of the Target Companies which have an aggregate annual impact on the Target Companies’ estimated net revenue of $400,000 or more in a manner which would have an adverse annual impact of $100,000 or more on the Target Companies’ actual net revenue or amended the term of any Contractual Obligations with suppliers of the Companies which have an aggregate annual impact on the Target Companies’ estimated net revenue of $400,000 or more in a manner which would have an adverse annual impact of $100,000 or more on the Target Companies’ actual net revenue;

(b) no Target Company has increased or permitted the increase of compensation, bonus or other benefits payable by any Target Company to any of its directors, officers or employees in excess of $10,000 over the prior year’s compensation, bonus or other payment for any such individual;

(c) no Target Company has made any material change in its accounting, pricing, investment, financial reporting, inventory, credit or allowance practices or settled or compromised any material separate-company Tax liability, except as required by any change in GAAP or an applicable Legal Requirement occurring after the date hereof;

(d) no Target Company has incurred or cancelled any material Debt or capital lease, materially modified the terms of any existing Debt or waived any claims or rights of substantial value, in each case, except in the Ordinary Course of Business;

(e) no Target Company has made any loan or advance to any stockholder, officer, director, employee or consultant of any Target Company, or any material loan or advance to any other Person, in each case, other than in the Ordinary Course of Business;

(f) no Target Company has failed to pay or satisfy when due any obligation related to the Business equal to or in excess of $15,000 individually or in excess of $50,000 in the aggregate, such $50,000 excluding any individual item equal to or in excess of $15,000, delayed or postponed the payment of any such liability or taken any other action that would have the effect of delaying or postponing the payment of any such liability, in each case, outside of the Ordinary Course of Business;

(g) there has not been any (i) acquisition by or on behalf of any Target Company of any material assets, properties, capital stock or business of any other Person or (ii) sale, abandonment or other disposition of any material asset or properties of any Target Company, in each case, other than in the Ordinary Course of Business;

(h) there has not been any destruction of, damage to or loss of any material assets of the Business;

(i) there has been no discharge of any material liability owed to a Target Company outside of the Ordinary Course of Business;

(j) there has not been any material re-valuation of any assets, properties or rights of any Target Company;

(k) no Target Company has provided any discounts or special incentives to any customer or of such Target Company or taken any other action to accelerate sales of products or services offered by such Target Company, in each case, outside of the Ordinary Course of Business;

(l) there has been no action taken to accelerate the payment date of any accounts receivable of the Target Companies in excess of $15,000 or to encourage any customers of the Target Companies to make payments on such accounts earlier than due, in each case, outside of the Ordinary Course of Business;

(m) the Business has been conducted only in the Ordinary Course of Business (except as otherwise required or permitted by the terms of this Agreement);

(n) there have not been any events or occurrences which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(o) none of the Target Companies has entered or agreed to enter into any Contractual Obligation to do any of the foregoing.

5.4. Environmental Matters, etc. To the Knowledge of the Company, except as set forth on Schedule 5.4 or as has not had, individually or in the aggregate, a Material Adverse Effect, (a) each of the Target Companies is as of the date hereof in compliance with all Environmental Laws and (b) there is, as of the date hereof, no Action pending or, threatened against any Target Company in respect of (i) noncompliance by any Target Company with any Environmental Laws or (ii) the release or threatened release into the environment of any Hazardous Substance by any Target Company or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by any Target Company.

5.5. Real and Personal Property.

5.5.1. Except as set forth on Schedule 5.5.1, each Target Company has valid title to, or a valid leasehold interest in, all of its material tangible personal property, and such material tangible personal property is not subject to any Lien except as set forth on Schedule 5.5.1. Except as has not had, individually or in the aggregate, a Material Adverse Effect, (a) all leases and licensing agreements for material tangible personal property (“Personalty Leases”) leased or licensed by any of the Target Companies are valid and in full force and effect and are listed on Schedule 5.5.1; (b) the Target Companies have performed all obligations required to be performed by them under such leases; and (c) no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a default by any of the Target Companies as lessee or licensee under such leases.

5.5.2. None of the Target Companies owns any real property. Schedule 5.5.2 sets forth a list of all real property leased to the Target Companies (collectively, the “Real Property”). Except as has not had, individually or in the aggregate, a Material Adverse Effect (a) all leases (the “Leases”) of Real Property leased to the Target Companies are valid and in full force and effect; (b) the Target Companies have performed all obligations required to be performed by them under such Leases and (c) no event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a default by any of the Target Companies as lessee under such Lease.

5.6. Intellectual Property Rights, etc. Schedule 5.6 sets forth a list identifying (A) all Software programs that are owned by the Target Companies and are material to the Business, and (B) all Intellectual Property Rights owned by the Target Companies that are (i) patents and patent applications, (ii) federal or state registered trademarks and service marks and applications therefor, (iii) material unregistered trademarks or service marks, (iv) domain name registrations, or (v) copyright applications and registrations ((A) and (B) collectively “Scheduled Intellectual Property”). Schedule 5.6 also identifies all Contractual Obligations under which the Target Companies (1) are licensed or otherwise authorized to use Third-Party Intellectual Property Rights other than licenses to Shrink-Wrap Software or (2) have granted to any Person any rights under any material Intellectual Property Right.

(a) Except as set forth on Schedule 5.6, the Target Companies own the Scheduled Intellectual Property and own or have the right to use all Intellectual Property Rights used in the conduct of the Business (the “Company Intellectual Property Rights”) free and clear of all Liens and encumbrances. Except as set forth on Schedule 5.6 or as provided in the Contractual Obligations identified on Schedule 5.6, the Target Companies are entitled to unrestricted use of the Scheduled Intellectual Property.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) Neither the execution, delivery, nor performance of this Agreement by the Target Companies nor the consummation of the transactions contemplated hereby will result in a breach or violation of any Contractual Obligation to which any Target Company is a party and pursuant to which such Target Company is authorized to use any Third-Party Intellectual Property Rights, excluding any Shrink Wrap Software;

(ii) The Target Companies have obtained all rights necessary to utilize the Third-Party Intellectual Property Rights, excluding any Shrink Wrap Software, currently utilized in the operation of the Business; and

(iii) All agreements relating to Third-Party Intellectual Property Rights, excluding any Shrink Wrap Software, are in full force and effect, and no event has occurred that constitutes a default or breach by a Target Company of such agreements, or to the Knowledge of the Target Companies, by the other party thereto.

(c) The Target Companies have not received any written or, to the Knowledge of the Target Companies, oral notice of any defect with respect to the ownership, enforceability, or validity of the Company Intellectual Property Rights or any Third-Party Intellectual Property Right that the Target Companies have licensed on an exclusive basis.

(d) Except as set forth on Schedule 5.6, to the Knowledge of the Target Companies the conduct of the Business as currently conducted and as conducted in the past two (2) years does not and did not infringe upon the intellectual property rights of any Person. The Target Companies have not (A) received any written, or to the Knowledge of the Target Companies, oral notice that a Target Company has been sued or charged as a defendant or potential defendant in any Action that involves the Company Intellectual Property Rights or any Third-Party Intellectual Property Rights that the Target Companies have licensed on an exclusive basis, or (B) received any written claim of infringement or notice of any Action involving a claim of infringement by any Target Company of the intellectual property rights of any other Person.

(e) There are no settlements, forebearances to sue, consent judgments or orders, or similar obligations other than license agreements in the Ordinary Course of Business that restrict the Target Companies’ rights to use the Company Intellectual Property Rights.

(f) To the Knowledge of the Target Companies, no Person is engaging in any activity that infringes upon the Company Intellectual Property Rights.

(g) (i) All Software included in the Scheduled Intellectual Property and all works registered by copyright registrations or applications included in the Scheduled Intellectual Property and any other copyrightable work not licensed by written agreement and material to the Business included in the Company Intellectual Property Rights were created by employees of the Target Companies in the scope of employment, were otherwise works made for hire, or were created by individuals or entities that executed valid and effective assignments granting all right, title and interest in such works to the Target Companies and (ii) the Target Companies have obtained assignments from employees, former employees, independent contractors, and former independent contractors (collectively, the “Inventors”) of all such Inventors’ rights in any Scheduled Intellectual Property Rights developed by such Inventors.

(h) Except as would not be reasonably likely to have a Material Adverse Effect, all necessary registration, maintenance, and renewal fees in connection with registered trademarks included in the Scheduled Intellectual Property (including any maintenance fees that are subject to a surcharge if paid during a grace period) have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant trademark authority in the United States or in foreign jurisdictions, as the case may be, for the purpose of maintaining such trademark registrations or applications for registration.

(i) To the Knowledge of the Target Companies, no product, service, publication, advertising, marketing, or promotional materials of the Target Companies includes any libelous statement or material that violates any publicity or privacy rights of any Person.

(j) Except as would not be reasonably likely to have a Material Adverse Effect, the Target Companies have taken reasonable security measures to protect and preserve the confidentiality and value of its proprietary information and trade secrets.

(k) Except as provided in the Contractual Obligations listed on Schedule 5.6, there are no royalties, fees, honoraria, or other payments payable by any Target Company to any Person by reason of the ownership, development, license, sale, disposition, or use in any manner of the Intellectual Property Rights, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business and license fees payable in respect of Shrink Wrap Software.

(l) The Software products distributed by the Target Companies are not based on and do not include any Software obtained by the Target Companies pursuant to an Open Source License.

(m) Except as disclosed on Schedule 5.6 or Schedule 5.7, there is no license or other Contractual Obligation under which any Target Company is a licensor with respect to any Intellectual Property Right.

(n) Except for the Seller Intellectual Property, which is to be transferred to the Company pursuant to Section 8.11 (Transfer of Seller Intellectual Property), the Seller and its Affiliates (other than the Target Companies) do not have any rights, title, or interest in any Company Intellectual Property Right.

5.7. Material Contracts.

(a) Set forth on Schedule 5.7 is a true and complete list of all of the following Contractual Obligations of any Target Company:

(i) All collective bargaining agreements and all written employment or consulting agreements pursuant to which services are rendered to the Target Companies (other than the Company Plans), under which any Target Company is required to make salary or consulting fee payments in excess of $100,000 per year;

(ii) All Contractual Obligations under which any Target Company is or will after the Closing be restricted in any material respect from carrying on any Business activities anywhere in the world (other than use restrictions contained in any of the Leases, Personalty Leases or the intellectual property licenses listed in Schedule 5.6);

(iii) All Contractual Obligations to sell or otherwise dispose of any assets having a fair market value in excess of $100,000, other than those entered into in the Ordinary Course of Business or for the grant to any Person of any options, rights of first refusal or preferential or similar rights to purchase any such assets or properties;

(iv) All Contractual Obligations between any Target Company on the one hand and any Affiliate of any Target Company (other than the Target Companies) on the other hand;

(v) All Contractual Obligations (including partnership and joint venture agreements) under which (A) any Target Company has any liability or obligation for Debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than any Target Company) or (B) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of any Target Company, in either case involving any Debt or the guarantee of a liability or obligation in excess of $100,000 individually;

(vi) All Contractual Obligations entered into since the Balance Sheet Date pursuant to which any Target Company incurred an obligation to pay any amounts in excess of $100,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of a type specified in subclauses (A) and (B);

(vii) All Contractual Obligations pursuant to which any Target Company may be expected to perform services or receive payments with a value in excess of $100,000 per year and which cannot be canceled by such Target Company within thirty (30) calendar days, except for customer purchase orders received in the Ordinary Course of Business;

(viii) All Contractual Obligations pursuant to which any Target Company may be obligated to pay for goods and services to be delivered or performed or otherwise make payments in excess of $100,000 per year and which cannot be canceled by such Target Company within thirty (30) calendar days, except for customer purchase orders received in the Ordinary Course of Business;

(ix) All Contractual Obligations constituting a brokerage, distribution or sales representative agreement or appointing any agent pursuant to which any Target Company is obligated to make payments in excess of $100,000 per year and which cannot be canceled by such Target Company within thirty (30) calendar days;

(x) All outstanding Surety Bonds provided on behalf of any Target Company, which will not be satisfied prior to the Closing Date; and

(xi) All outstanding Letters of Credit issued on behalf of any Target Company, which will not be satisfied prior to the Closing Date.

(b) Each of the Contractual Obligations listed on Schedule 5.7, as in effect on the date hereof, shall be referred to herein collectively as the “Material Contracts”. Except as set forth on Schedule 5.7, the Seller has made available to the Buyer true, accurate and complete copies of each Material Contract in each case as amended or otherwise modified or in effect.

(c) Each Material Contract is valid, in full force and effect and binding upon the applicable Target Company and, to the Knowledge of the Target Companies, the other parties thereto in accordance with its terms.

(d) No breach or default in performance by any Target Company under any of the Material Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, other than any breach or default which has not had, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no material breach or default by any other Person under any of the Material Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or default, except a breach or default which has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

5.8. Litigation, etc. Except as set forth on Schedule 5.8, there is no material Action against any Target Company pending or, to the Knowledge of the Company, threatened. There is no Action pending or, to the Knowledge of the Company, threatened which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

5.9. Compliance with Laws, etc. (a) The operations of the Business are in compliance as of the date hereof with applicable Legal Requirements and Governmental Orders, except as set forth in Schedule 5.9 or as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Target Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement and from any Governmental Authority necessary for and material to the conduct of the Business (collectively, the “Permits”), except where the failure to obtain such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) the Company has not received any notice that any Governmental Authority or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any of the Permits or of a material citation, fine or penalty imposed against any Target Company for the violation of any applicable Legal Requirement.

5.10. Tax Matters.

Except as set forth on Schedule 5.10:

(a) Each of the Target Companies has duly and timely filed or has had filed on its behalf all material Tax Returns that it was required to file on or before the date hereof (or the Closing Date) and such Tax Returns are (or will be, as the case may be) accurate, complete and correct in all material respects insofar as they reflect the current Taxes due. All Taxes shown to be payable on such material Tax Returns have been timely paid or will be timely paid;

(b) with respect to any of the Tax Returns referred to in clause (a), any material deficiencies asserted by the Internal Revenue Service (“IRS”) or the applicable state, local or foreign taxing authority and received in writing have been paid in full;

(c) none of the Target Companies has received any written notice of any audit, claim, deficiency or assessment that is pending or proposed as of the date hereof with respect to material Taxes of any of the Target Companies;

(d) none of the Target Companies is party to any written agreements or waivers extending the statutory period of limitation applicable to any material Taxes of the Target Companies;

(e) notwithstanding anything in this Agreement to the contrary, neither the Seller nor the Company makes any representation, nor provides any warranty, nor shall have any liability with respect to the current existence or amount, or future existence or amount or availability, of any Tax attribute of any Target Company (including, without limitation, any net operating losses, credits or Tax basis) for Tax purposes);

(f) except as set forth on Schedule 5.10, none of the Target Companies is liable for Taxes for any other Person as transferee or successor or pursuant to the terms of a tax-sharing, indemnity or similar agreement, in each case outside of the Ordinary Course of Business; and

(g) none of the Target Companies has participated within the meaning of Treasury Regulations Section 1.6011-4(c) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

5.11. Employee Benefit Plans.

(a) Schedule 5.11 lists each material plan, program, policy, agreement or arrangement providing for compensation or benefits, including each “employee benefit plan” within the meaning of section 3(3) of ERISA, deferred compensation, severance, vacation, leave of absence, health, accident, other disability or other insurance plan, fringe benefit, stock, bonus, incentive plan, program, policy, agreement or arrangement, whether written or oral, whether existing at the Closing date or prior thereto, or whether for the benefit of a single individual or more than one individual (excluding Material Contracts), that is maintained or otherwise contributed to by or on behalf of the Target Companies or under which any employee, former employee, director, agent or independent contractor of the Target Companies is covered, is eligible for coverage or has benefit rights (the “Benefit Plans”) and for which the Target Companies has any material liability. Schedule 5.11 specifically identifies those Benefit Plans that Seller or its Affiliates, other than the Target Companies, sponsor, contribute to or are a party to (the “Seller Plans”) and those Benefit Plans that only the Target Companies sponsor, contribute to, or are a party to and for which the Target Companies will have any material liability following the Closing (the “Company Plans”).

(b) Seller has provided or made available to Buyer with a true and complete copy of all material documentation relating to the Company Plans (including copies of the plan documents, summary plan descriptions, trust agreements, IRS determination letters and the most recent annual reports and actuarial valuations). Seller has provided or made available Buyer with a summary plan description, actuarial valuation and IRS determination letter, if applicable, for all Seller Plans.

(c) Each Company Plan has been maintained in form and operation in material compliance with its terms and with the applicable provisions of law.

(d) No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Target Companies under Title IV of ERISA, or Sections 4971 through 4980G to any party with respect to any Benefit Plan or with respect to any other plan presently or heretofore maintained or contributed to by any employer that would be considered to be a single employer with any of the Target Companies under Section 412(n)(6)(B) of the Code.

(e) Except as set forth in Schedule 5.11, no benefit under any Benefit Plan, including, without limitation, any severance, retention or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or in conjunction with another event (e.g., termination of employment) with respect to which the Target Companies will have any material liability.

(f) There are no pending or, to the Knowledge of the Seller, the Company or the Subsidiaries, threatened claims or controversies with respect to any Company Plan, other than routine claims for benefits in the normal course.

(g) A true and correct detailed list of all officers, directors, and employees of the Target Companies with annual salaries of more than $100,000, including without limitation names, positions and salaries is set forth in Schedule 5.11.

(h) All contributions to Company Plans that were required to be made under such Company Plans have been made, and all benefits accrued under any unfunded Company Plans (including, but not limited to, incentive, commission, bonus and vacation plans) have been paid, accrued or otherwise adequately reserved in accordance with GAAP.

(i) The Target Companies are in compliance with all notice and other requirements under WARN and any similar state or local laws relating to plant closing and layoffs. Except as set forth on Schedule 5.11, none of the employees of the Target Companies have suffered an “employment loss” (as defined in WARN) during the 90-day period prior to the date of this Agreement.

5.12. Distributors, Customers and Suppliers.

(a) The Target Companies have no Significant Distributors. Schedule 5.12 sets forth a complete and accurate list of (i) all customers of the Target Companies during the 2005 calendar year that have individually provided revenues to the Target Companies in excess of $100,000 (“Significant Customers”) and (ii) all suppliers from whom the Target Companies have purchased (individually or collectively) products or services in an amount exceeding $100,000 during the 2005 calendar year (the “Significant Suppliers”).

(b) Except as set forth on Schedule 5.12(b), to the Knowledge of the Company, no Significant Customer, Significant Supplier or Significant Distributor, has provided a Target Company written notification of (i) termination or cancellation of its relationship with such Target Company, (ii) any intention to terminate or cancel such relationship, or (iii) any other adverse modification to such relationship having an annual value of greater than $100,000 per Significant Customer or Significant Supplier.

5.13. Relationships with Related Parties. Except as set forth in Schedule 5.13 or as contemplated hereby, neither the Seller nor its Affiliates: (a) has any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, (b) is, or since January 1, 2002 has, owned a material equity or any other material financial interest in, a Person that has had material business dealings or a material financial interest in any transaction with any Target Company or (c) is a party to any material contract or arrangement with, or has any material claim or right against any Target Company.

5.14. Accounts Receivable. Subject to the allowances for doubtful accounts with respect to accounts receivable set forth on the Balance Sheet, all accounts receivable reflected on the Balance Sheet and all accounts receivable arising subsequent thereto (but prior to the Closing Date), have arisen in the Ordinary Course of Business and, to the Knowledge of the Company, (i) represent valid and enforceable obligations due to the applicable Target Company and (ii) except as set forth on Schedule 5.14, are subject to no setoff, counterclaim or future performance obligation on the part of any Target Company, in each case, other than in the Ordinary Course of Business.

5.15. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee from the Company in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Company.

5.16. Proposals. Schedule 5.16 sets forth a list of each outstanding customer proposal of each Target Company proposing terms which would result in receipt by any Target Company of amounts equal to or in excess of $500,000 annual revenue for such proposal. The Company has delivered true, complete and correct copies of each such proposal (including all amendments, modifications and extensions thereof) to Buyer, in each case, unless the terms of such proposal prevent such delivery.

5.17. Debt. On the Closing Date, the Target Companies shall have no Debt.

5.18. Insurance. Schedule 5.18 sets forth a list of all insurance polices or binders which are currently in effect insuring the Business (the “Insurance Policies”). Each such policy is legal, valid, binding and in full force and effect. The Seller has maintained since January 2003 in full force and effect with financially sound and reputable insurers insurance policies for the Business in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of the applicable Leases or other Contractual Obligations. All premiums due under the Insurance Policies have been paid in full or, with respect to premium not yet due, accrued. Except as disclosed on Schedule 5.18, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Insurance Policy or (b) has given written notice of cancellation of any such Insurance Policy. Except as disclosed on Schedule 5.18, after Closing the Target Companies will continue to have coverage under the Insurance Polices with respect to covered events occurring prior to the Closing.

5.19. Intercompany Liabilities. Except as set forth on Schedule 5.19, there are no liabilities owed by any of the Target Companies to the Seller or any other member (other than another Target Company) of the Affiliated Group of which the Seller is the parent entity.

5.20. Sufficiency of Assets. As of the Closing Date, except as set forth on Schedule 5.20 or as provided for in the Transition Services Agreement, the tangible assets of the Target Companies are sufficient for the continued conduct of the Business in substantially the same manner as conducted prior to the Closing, except as to items that would not have an individual cost to the Target Companies of greater than $50,000.

5.21. Escheatment. Except as (i) set forth on Schedule 5.21 or (ii) has not, individually or in the aggregate, had a Material Adverse Effect, to the Knowledge of the Company, no Target Company has any escheatment liability or any liability related to unclaimed or abandoned property.

5.22. Cash Accounts. The Cash Accounts are the only bank accounts against which checks or other drafts may be written for which any Target Company would be liable.

6. REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR. The Guarantor hereby represents and warrants to the Seller that:

6.1. Corporate Matters, etc.

6.1.1. Organization, Power and Standing of the Guarantor. The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and the Guarantor has full power and authority to enter into this Agreement and each other document or instrument to be entered into by the Buyer in connection herewith (the “Guarantor Transaction Documents”), to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby

6.1.2. Authorization and Enforceability. This Agreement and the Guarantor Transaction Documents have been duly authorized by all requisite corporate action on the part of the Guarantor and have been or at the Closing will be duly executed and delivered by, and are Enforceable against, the Guarantor.

6.1.3. Non-Contravention, etc. Neither the execution, delivery and performance of this Agreement by the Guarantor nor the consummation by the Guarantor of the Closing hereunder in accordance with the terms and conditions of this Agreement constitutes, results in or gives rise to (a) a breach, violation or default under any Legal Requirement applicable to the Guarantor, (b) a breach of or default under any Charter or By-laws provision of the Guarantor, or (c) a breach of or default under (or the acceleration of the time for performance of any material obligation under) any Contractual Obligation of the Guarantor, other than, in the case of clauses (a) and (c), any breach, violation or default that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of the Guarantor to perform its obligations under this Agreement. Assuming satisfaction of any foreign antitrust Legal Requirements, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or Person is required to be obtained or made by or on behalf of the Guarantor in connection with the execution, delivery or performance of this Agreement or any Guarantor Transaction Document and the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement except (a) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at the Closing and (b) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording would not materially and adversely affect the Guarantor’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement or any Guarantor Transaction Document and would not prevent the Guarantor from performing in all material respects any of its obligations under this Agreement and the Guarantor Transaction Documents.

6.2. Ownership and Control of Buyer. Guarantor is the indirect owner of all of the outstanding shares of Buyer. All of the shares of Buyer are held free and clear of any Liens except for restrictions on transfer imposed by applicable securities laws. Buyer is an Affiliate of Guarantor.

7. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Seller that:

7.1. Corporate Matters, etc.

7.1.1. Organization, Power and Standing of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Buyer has full power and authority to enter into this Agreement and each other document or instrument to be entered into by the Buyer in connection herewith (the “Buyer Transaction Documents”), to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Buyer was organized solely for the purpose of consummating the transaction contemplated by this Agreement, and other than as expressly contemplated by Section 7.2 hereof, has no material assets or liabilities.

7.1.2. Authorization and Enforceability. This Agreement and the Buyer Transaction Documents have been duly authorized by all requisite corporate action on the part of the Buyer and have been or at the Closing will be duly executed and delivered by, and are Enforceable against, the Buyer.

7.1.3. Non-Contravention, etc. Neither the execution, delivery and performance of this Agreement by the Buyer nor the consummation by the Buyer of the Closing hereunder in accordance with the terms and conditions of this Agreement constitutes, results in or gives rise to (a) a breach, violation or default under any Legal Requirement applicable to the Buyer, (b) a breach of or default under any Charter or By-laws provision of the Buyer, or (c) a breach of or default under (or the acceleration of the time for performance of any material obligation under) any Contractual Obligation of the Buyer, other than, in the case of clauses (a) and (c), any breach, violation or default that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement. Assuming satisfaction of any foreign antitrust Legal Requirements, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or Person is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement or any Buyer Transaction Document and the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement except (a) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at the Closing and (b) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording would not materially and adversely affect the Buyer’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement or any Buyer Transaction Document and would not prevent the Buyer from performing in all material respects any of its obligations under this Agreement and the Buyer Transaction Documents.

7.2. Financial Condition, etc. The Buyer has as of the date hereof funds in an aggregate amount sufficient to pay the Purchase Price.

7.3. Investment Intent, Related Matters. The Buyer is purchasing the Shares for its own account and has the present intention of holding the Shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any federal or state securities laws. The Buyer is an “accredited investor” within the definition set forth in Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”).

7.4. Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Buyer, threatened (a) against the Buyer or any of its Affiliates which has had or could reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (b) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

7.5. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buyer or any of its Affiliates.

7.6. Knowledge. Buyer and Guarantor have conducted an independent investigation into the Business and the Target Companies and has been furnished with or given adequate access to such information about the Business or the Target Companies as it has requested and, as a result of such investigation, Buyer has no knowledge of any inaccuracy, misstatement or omission in any representation, warranty or covenant set forth in this Agreement. For this purpose, knowledge of the Buyer shall mean the actual knowledge of Philip Hoffman, Cordell Jung, Douglas Kennedy, Robert Whelan, Clive Hay-Smith, Darlene Feldick and Dennis Palkert.

7.7. No Additional Representations; No Reliance. The Buyer acknowledges that the Seller and the Company have not made nor shall any of them be deemed to have made any representation, warranty, covenant or agreement, express or implied, with respect to the Target Companies, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth herein or in any document, agreement, certificate or other instrument delivered in connection herewith. The Buyer will not assert, except to the extent provided in Section 10, any claim against the Seller or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or hold the Seller or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company, the Seller, or such persons concerning the Business, the Target Companies, this Agreement or the transactions contemplated hereby.

8. CERTAIN AGREEMENTS OF THE PARTIES.

8.1. Payment of Transfer Taxes and Other Charges. The Buyer and the Seller shall be responsible for and the Buyer and the Seller shall each pay one-half of the aggregate amount of all stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

8.2. Regulatory Compliance. Promptly upon execution and delivery of this Agreement, each applicable party will prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to any filing required by any applicable foreign antitrust Legal Requirements, supply all information requested by Governmental Authorities in connection with any foreign antitrust Legal Requirements and cooperate with each other in responding to any such request. The parties will use their respective reasonable efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties will furnish to the other parties and, upon request, to any Governmental Authorities, such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under any foreign antitrust Legal Requirements. The parties will use their respective best efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated hereby by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws, including the defense of any Action brought by any Governmental Authority or other Person seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby. In connection with any such approvals, the parties shall accept, and use reasonable efforts to satisfy, all conditions to the consummation of the transactions contemplated by this Agreement imposed by any Governmental Authority. The Buyer on the one hand, and Seller and the Company on the other hand, shall share equally all fees required to be paid in connection with compliance with this Section 8.2 until the Seller and the Company have together paid, in the aggregate, $67,500 of such costs, after which all such costs shall be paid by the Buyer.

8.3. Consents, etc. Upon the Buyer’s request, the Seller shall use reasonable efforts (but the Seller shall have no obligation to pay any fees to, or incur any expenses on behalf of, any third party) to assist the Buyer in securing such written consents or waivers set forth on Schedule 8.3. If requested by the Seller in connection with any such attempts to obtain such consents, the Buyer shall execute and deliver an agreement of assignment, assumption and attornment with respect to and/or guarantee of the obligations under such Contract. The Buyer, on the one hand, and the Seller on the other hand, shall each bear their own expenses in securing such consents.

8.4. Tax Agreements.

8.4.1. Tax Indemnities.

(a) From and after the Closing Date until thirty (30) calendar days following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), and subject to Section 8.4.9 and 8.4.1(c), the Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Buyer and the Target Companies against and reimburse the Buyer and the Target Companies for all Losses attributable to Taxes (i) imposed on the Target Companies with respect to any Tax period or portion thereof that ends on or before the Closing Date, in excess of the amount, if any, for current Taxes (as opposed to deferred Taxes) taken into account in the Target Companies’ books and records, (ii) imposed or payable under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) by reason of any of the Target Companies being included in any Affiliated Group at any time on or before the Closing Date, in excess of the amount, if any, for current Taxes (as opposed to deferred Taxes) taken into account in the Target Companies’ books and records, (iii) attributable to any breach of a representation made in Section 5.10 or (iv) attributable to federal income taxes for tax periods ending after the Closing Date actually paid by the Target Companies(or an affiliated group of which the Target Companies and the Buyer or its Affiliates are members) on or before the fifth anniversary of the Closing Date (or, in the case of any such payment made with the filing of the federal income Tax Return for the Tax year ending December 31, 2010, the date of the filing of such federal income Tax Return, but no later than September 15, 2011) and that would not have been paid (even after use of all other available Tax attributes) if the Target Companies had available in such tax periods for use by the Target Companies (or an affiliated group of which they and the Buyer or its Affiliates are members) at least $7,500,000 in federal net operating loss carryforwards from the tax years of 2003 and 2004 collectively, but subject to applicable limitations under the Code and the regulations thereunder, including Section 382 of the Code (other than a change of ownership under Section 382 of the Code that occurs prior to the Closing Date).

(b) Payment by the Seller of any amount due to the Company or the Buyer under this Section 8.4.1 shall be made within ten (10) Business Days following written notice by the Company or the Buyer that payment of such amounts to the appropriate Tax authority is due by the Company or the Buyer; provided, that the Seller shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 8.4.7, payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date that a final determination to such effect is made by such Tax authority or a court.

(c) The aggregate liability of the Seller to indemnify the Buyer and the Target Companies for Losses shall in no event exceed the Purchase Price. For the avoidance of doubt,

any Loss for which indemnity is available under this Section 8.4.1 shall not also be subject to the indemnity provided by Section 10.2.

8.4.2. Consolidated Income Tax Returns. Seller shall include the income of the Target Companies (including any deferred items triggered into income by Treas. Reg. section 1.1502-13 and any excess loss account taken into income under Treas. Reg. section 1.1502-19) on Seller’s consolidated federal income Tax Returns or any other consolidated Tax Returns for all taxable periods ending prior to the Closing Date (a “Pre-Closing Tax Period”) and any taxable periods ending on the Closing Date (a “Stub Period”) and pay any income Taxes attributable to such income.

8.4.3. Other Tax Returns.

(a) With respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), (i) the income of the Target Companies shall be apportioned to the period up to and including the Closing Date (“Pre-Closing Straddle Period”) and the period after the Closing Date by closing the books of the Target Companies as of the end of the Closing Date, and (ii) with respect to non-income Taxes for a Straddle Period, the amount of Taxes for the Pre-Closing Straddle Period shall be determined by multiplying the total amount of such Taxes for the Straddle Period by a fraction equal to the number of days in such Pre-Closing Straddle Period divided by the total number of days in the Straddle Period. The parties agree that if a Target Company is permitted, but not required, under applicable state, local or foreign income or franchise tax laws to treat the Closing Date as the last day of a Tax period, they will treat the Tax period as ending on the Closing Date.

(b) With respect to any jurisdiction requiring separate-company reporting, the Seller will prepare or cause to be prepared separate-company Tax Returns for the Target Companies for any Pre-Closing Tax Period or Stub Period that are filed after the Closing Date, and such Tax Returns as so prepared shall be filed by the Target Companies. The Buyer shall prepare all Straddle Period Tax Returns of the Target Companies. Tax Returns that are prepared by the Seller or the Buyer pursuant to the preceding two sentences shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices and customs of the Target Companies with respect to such items, to the extent permitted by applicable law. At least thirty (30) calendar days prior to the due date of any such Tax Return, the party preparing such Tax Return shall deliver such Tax Return to the other party for review and comment. Such other party shall provide any comments on such Tax Return within fifteen (15) calendar days of its receipt of such Tax Return, and Seller and Buyer shall reach agreement on any appropriate modifications to such Tax Return based on such comments, following which such Tax Return shall be filed by the applicable Target Company.

8.4.4. Amendments to Tax Returns. Following the Closing, neither the Buyer nor the Company shall (and the Company shall not permit any of the Subsidiaries to) amend, refile, or otherwise modify any Tax Return of any Target Company or of any Affiliated Group of which a Target Company was a member for a Pre-Closing Tax Period, Straddle Period or Stub

Period, or waive any limitation period with respect to any such Tax Return, except in connection with the settlement or other resolution of a Tax investigation, audit, proceeding, examination, contest or claim pursuant to the terms of Section 8.4.7 hereof.

8.4.5. Tax Refunds and Benefits. Any Tax refunds that are received by any Target Company or the Buyer, and any amounts credited against any Tax to which any Target Company or the Buyer become entitled, that relate to a Pre-Closing Tax Period, Stub Period or Pre-Closing Straddle Period, in each case net of any Taxes actually paid by the Target Companies or the Buyer that are attributable to such Tax refunds or credits, shall be for the account of the Seller, and the Company or the Buyer shall pay over to the Seller the net amount of any such refund or credit as soon as practicable after receipt thereof.

8.4.6. No Code Section 338 Election. The Buyer shall not make, or permit to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

8.4.7. Tax Disputes. The Buyer shall notify the Seller promptly (and in all cases within twenty-five (25) calendar days) after receiving notice of any audit, examination, investigation, or proceeding by or before a tax authority, or any claim or portion thereof raised in any court of law to the extent that it may give rise to a Tax Loss (“Tax Dispute”). The Seller shall have the right and authority to control and direct the nature of any and all action to be taken in the defense of any such Tax Dispute, at its own expense. If the Seller elects to control a Tax Dispute, it shall within thirty (30) calendar days of receipt of the notice of a Tax Dispute notify the Buyer of its intent to do so, the Seller shall have all rights to settle, compromise and/or concede such asserted liability and the Buyer shall cooperate and shall cause the Target Companies or any of their respective successors to cooperate, at the reasonable expense of the Seller, in each phase of such Tax Dispute; provided, however, that the Seller shall not concede, settle or compromise any Tax Dispute without the consent of the Company, which consent shall not be unreasonably withheld. If the Seller elects not to control a Tax Dispute, fails to notify the Buyer of its election as herein provided or contests its obligation to indemnify under Section 8.4.1, the Buyer or the Target Companies may pay, compromise or contest, at the Seller’s expense (and subject to reimbursement by Seller for reasonable third party expenses), such asserted liability. However, in such case, neither the Buyer nor the Target Companies may settle or compromise any asserted liability over the objection of the Seller; provided, however, that the Seller shall not unreasonably object to such settlement or compromise.

8.4.8. Tax Sharing Agreements/Powers of Attorney. Except with respect to any Tax sharing or similar agreements which do not include a Person other than a Target Company, the Seller will cause all Tax sharing or similar agreements and all powers of attorney with respect to or involving any Target Company to be terminated prior to the Closing and, after the Closing, the Target Companies will not be bound thereby, except to the extent necessary to control a Tax Dispute pursuant to Section 8.4.7 hereof.

8.4.9. Post-Closing Transactions not in Ordinary Course. The Buyer agrees to cause all transactions not in the ordinary course of business occurring on the Closing Date after the Buyer’s purchase of a Target Company’s stock to be reported on the Buyer’s or applicable Target Company’s separate or consolidated federal income Tax Return relating to a period following the Closing to the extent permitted by Treas. Reg. section 1.1502-76(b)(1)(ii)(B). The Buyer agrees to indemnify the Seller for any additional tax owed by the Seller or the Affiliated Group of which the Seller is a member resulting from any such transaction.

8.4.10. Carrybacks. The Seller agrees that it will take (or cause to be taken) all steps required by Treas. Reg. section 1.1502-21T(b)(3)(ii)(B) to relinquish, for federal income tax purposes, with respect to all net operating losses attributable to the Target Companies, the portion of the carryback period for which the Target Companies were members of the Affiliated Group of which the Seller is a member, and, for any other Tax jurisdiction, to take all necessary steps to similarly relinquish such portion of the carryback period for such losses (if permitted under the laws of such jurisdiction). To the extent that the laws of a given Tax jurisdiction do not permit such a relinquishment, the net benefit of any actual Tax refund (or actual reduction in net Tax liability) resulting from such a carryback shall be divided (after taking into account any net Tax liability attributed thereto) equally between the Buyer and the Seller, and the Seller’s share of any such refund or reduction, if received by either party shall promptly be divided with the other party as provided in this sentence; provided that the decision to take such refund (or reduction in Tax liability) will be at the sole discretion of Seller.

8.4.11. Cooperation on Tax Matters. The Buyer, the Seller, and the Company will cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Tax matters relating to the Target Companies (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will retain all material Tax Returns and other material documents relating to Tax matters of the Target Companies in accordance with such party’s normal record retention policy for Tax records, which require retention of such records at least until the expiration of the applicable statute of limitations. Any information obtained under this Section 8.4.11 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

8.4.12. Governing Provisions Regarding Taxes. Except as expressly provided otherwise and except for the representations contained in Section 5.10 and the covenants contained in Section 8.1 of this Agreement, this Section 8.4 shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

8.5. Confidentiality.

(a) The Confidentiality Agreement dated August 19, 2004, as amended through the date hereof (the “Confidentiality Agreement”), by and between Pearson Education Inc. and the Company is terminated as of the Closing.

(b) From and after the Closing Date, the Seller shall, and the Seller shall cause its Affiliates and its directors, officers and employees (the “Representatives”) to, keep confidential all confidential and proprietary information relating to the Business possessed by the Seller, its Affiliates and Representatives on the Closing Date ( the “Buyer Confidential Information”), except for any such information that (i) is available to the public on the Closing Date; (ii) thereafter becomes available to the public (other than as a result of a disclosure by the Seller or any of its Affiliates or Representatives in violation hereof); or (iii) is or becomes available to the Seller or any of its Affiliates or Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to the Seller or any of its Affiliates or Representatives by a Legal Requirement or a contractual obligation. Should the Seller or any of its Representatives be required to disclose any Buyer Confidential Information in response to a court order, a Legal Requirement or an administrative process, such Person shall inform the Buyer in writing of such requirement as soon as possible after such Person is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be requested by the Buyer or the Company, as applicable. If the Seller or any of its Affiliates or Representatives is required to make such disclosure, such Person shall only make such disclosure to the extent to which it is so required, but not further or otherwise. The provisions of this Section 8.5 shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transaction contemplated hereby.

(c) From and after the Closing Date, the Buyer shall, and the Buyer shall cause its Affiliates and Representatives to, keep confidential all confidential and proprietary information relating to the Seller, its Affiliates (other than the Target Companies) and Representatives possessed by the Buyer, its Affiliates and Representatives on the Closing Date that was acquired by the Buyer, its Affiliates or Representatives in connection with the negotiation of the transactions contemplated by this Agreement and the Transition Services Agreement ( the “Seller Confidential Information” and, together with the Buyer Confidential Information, the “Confidential Information”), except for any such information that (i) is available to the public on the Closing Date; (ii) thereafter becomes available to the public (other than as a result of a disclosure by the Buyer or any of its Affiliates or Representatives in violation hereof); or (iii) is or becomes available to the Buyer or any of its Affiliates or Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to the Buyer or any of its Affiliates or Representatives by a Legal Requirement or a contractual obligation. Should the Buyer or any of its Representatives be required to disclose any Seller Confidential Information in response to a court order, a Legal Requirement or an administrative process, such Person shall inform the Seller in writing of such requirement as soon as possible after such Person is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be requested by the Seller. If the Buyer or any of its Affiliates or Representatives is required to make such disclosure, such Person shall only make such disclosure to the extent to which it is so required, but not further or otherwise. The provisions of this Section 8.5 shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transaction contemplated hereby.

(d) From and after the Closing, neither the Buyer nor the Seller shall, and each of the Buyer and the Seller shall cause its Affiliates and Representatives to not, make use of any of the Confidential Information in a manner that is adverse to the other party hereto.

8.6. Guarantees. The Buyer hereby acknowledges that the Seller has entered into a Contractual Obligation with the City and Guilds of London Institute whereby the Seller guaranteed certain obligations of one or more Target Companies thereunder (the “Seller Guarantee”). The Buyer shall use commercially reasonable efforts to enter into arrangements reasonably satisfactory to Seller to release or replace the Seller as guarantor under the Seller Guarantee. If Buyer does not enter into such release or arrangement, Buyer shall indemnify the Seller and its Affiliates and defend and hold the Seller and its Affiliates harmless from and against any and all Losses relating to or arising after the Closing Date from the Seller Guarantee.

8.7. Seller Non-Compete, Non-Solicitation and Non-Interference.

(a) The Seller acknowledges that reasonable limits on its ability to engage in activities competitive with the Target Companies and the Business are warranted to protect the Buyer’s investment in acquiring the Target Companies and the Business. Accordingly, the Seller covenants and agrees that, for a period of three (3) years following the Closing, the Seller shall not engage in, invest in or participate in any activity that competes with the Business as constituted on the Closing Date in the United States, whether directly or through any subsidiary, partnership, joint venture or other affiliated entity (provided that, no Person shall be deemed an affiliated entity if such Person is an investment fund, an entity investing solely on behalf of such investment fund, or an entity that is directly or indirectly wholly-owned by one or more of such investment funds); provided, however, that ownership of less than five percent (5%) of the securities of any publicly traded corporation will not be deemed to be a violation of this Section 8.7. Nothing contained in this Section 8.7 shall be deemed to restrict or prevent the Seller from continuing to engage in any business or activity in which the Seller is engaged on the Closing Date (other than through the Target Companies).

(b) The Seller hereby agrees that, for a period of one (1) year following the Closing, the Seller shall not directly or indirectly solicit for employment any Affected Employee. The term “solicit for employment” shall be deemed to not include any general solicitation of employment not specifically directed towards any of the employees referred to in this Section 8.7 or the employment of any Affected Employee working for an unaffiliated staffing or temporary employment agency.

(c) The Seller hereby agrees that, for a period of one (1) year following the Closing, the Seller shall not directly or indirectly, enter into, initiate, maintain or continue discussions with any Significant Customer of the Target Companies as of the Closing Date with respect to the products or services covered by the Contractual Obligations existing between any Target Company and such Significant Customer as of the Closing Date, or the performance of any Target Company under such Contractual Obligation.

(d) The Seller hereby agrees that the covenants set forth in this Section 8.7 are reasonable under the circumstances and will not interfere with its ability to meet its financial obligations. The Seller hereby acknowledges and agrees that it has received sufficient consideration and other benefits hereunder and in connection with the transactions contemplated by this Agreement to clearly justify the restrictions contained in this Section 8.7. The Seller has carefully considered the nature and extent of the restrictions placed upon it by this Agreement, and hereby acknowledges and agrees that such restrictions are reasonable in time and territory and do not confer a benefit upon the Buyer disproportionate to the detriment of the Seller. The parties recognize that the Legal Requirements and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 8.7. It is the intention of the parties that the provisions of this Section 8.7 be enforced to the fullest extent permissible under the Legal Requirements and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Legal Requirements or policies) of any provisions of this Section 8.7 shall not render unenforceable, or impair, the remainder of the provisions of this Section 8.7. Accordingly, if at the time of enforcement of any provision of this Section 8.7 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

8.8. Surety Bonds/Letters of Credit. Prior to and after the Closing, the Seller shall, and shall cause its Affiliates to, take all actions and execute all documents and instruments reasonably requested by the Buyer or the Target Companies and otherwise fully cooperate with the Buyer and the Target Companies in order to enable the replacement of all Surety Bonds and Letters of Credit that were posted by Persons other than the Target Companies as may be requested by the Buyer or the Target Companies and otherwise to facilitate a smooth transition with regard to such Surety Bonds and Letters of Credit. In furtherance and not in limitation of the foregoing, to the extent that the Seller or an Affiliate thereof has posted any Surety Bond or Letter of Credit, the Seller hereby agrees to, and to cause its Affiliates to, keep such Surety Bond or Letter of Credit in place until it is replaced in accordance with the preceding sentence, provided that, in no event shall such period exceed thirty (30) calendar days. The Buyer agrees that it shall (a) reimburse the Seller and its Affiliates for any and all costs or expenses incurred by any of them in complying with this provision and (b) indemnify the Seller and its Affiliates and defend and hold the Seller and its Affiliates harmless from and against any and all Losses incurred or suffered by the Seller Indemnitees relating to or arising from this provision or compliance herewith. The specific indemnity provided in this Section 8.8 shall not be subject to the limitations or thresholds set forth in Section 10 and shall not be included for purposes of calculating such limitations or thresholds.

8.9. Banking Offset Release. Effective as of the Closing Date, Seller hereby agrees to, and to cause its Affiliates to, (a) fully and finally release each Target Company from all banking offset arrangements, account sweep arrangements and other similar banking arrangements to which such Target Company is subject, and (b) take all actions and execute all documents and instruments required to fully effect the foregoing.

8.10. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion. Without limitation of the foregoing, (i) the Seller shall cause the Storage Area Network to be transferred to the Company as soon as practicable following the Closing at no cost to the Buyer or the Target Companies; provided that Buyer shall bear the expense, if any, of such transfer and (ii) the Company shall assume the assets and liabilities set forth on Schedule 8.10.

8.11. Transfer of Seller Intellectual Property. The Seller hereby acknowledges that the Seller and/or Affiliates thereof are the owners and/or holders of right, title and interest in and to the trademarks identified on Schedule 8.11 (the “Seller Intellectual Property”) used in the conduct of the Business. The Seller shall deliver to the Buyer on the Closing Date the Trademark Assignment and such other documents or instruments as may be required to effect the assignment and transfer of all right, title and interest in and to the Seller Intellectual Property to the Company. The Seller shall cooperate with and assist the Buyer to the extent any further actions, documents or instruments are reasonably required after the Closing Date to complete the recordal of the assignment of Seller Intellectual Property to the Company. The Seller and Buyer shall split any fee charged by a patent or trademark office (or equivalent Governmental Authority) for such recordals. The Buyer, on the one hand, and the Seller and the Company on the other hand, shall each bear their own expenses in securing such recordals.

8.12. Insurance. Except as disclosed on Schedule 5.18, after Closing the Target Companies will continue to be covered under the Insurance Policies with respect to covered events occurring prior to the Closing in accordance with the terms of such Insurance Policies. Following the Closing, the Seller shall use reasonable efforts to recover under such Insurance Policies any Losses incurred by a Target Company with respect to such covered events, and shall deliver any proceeds thereby recovered to such Target Company net of any third-party costs or expenses incurred by Seller in such recovery.

9. EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS.

9.1. Salary and Benefits. Subject to Section 9.5, immediately after the Closing, Buyer shall (i) cause the Target Companies to continue the employment of each Affected Employee initially at the same annual base salary or base hourly wage rate as in effect for such employee immediately prior to the Closing Date, and (ii) establish bonus opportunities for 2006 consistent with the Target Company’s 2005 bonus plan. In addition, for at least the period commencing on the Closing Date and ending on the first anniversary thereof, Buyer shall cause the Affected Employees who continue employment with the Target Companies to receive (i) at least the same annual salary or base hourly wage rate as in effect for such employee immediately prior to the Closing Date and (ii) employee benefits that shall be in the aggregate not less than the benefits provided to other similarly situated employees of Buyer on the Closing Date.

9.2. Certain Liabilities. Except as set forth on Schedule 9.2, the Seller shall assume or retain, and neither the Buyer nor any of the Target Companies shall have any responsibility for, any liabilities that have arisen or may arise with respect to any Seller Plan.

9.3. Welfare Claims. Without limiting the scope of Section 9.2, Seller shall retain or assume liability for claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred on or prior to the Closing Date by Affected Employees. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred on or prior to the Closing Date. A disability or workers compensation claim shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date, even if the application for benefits with respect thereto is filed after the Closing Date.

9.4. Prior Service Credit. The Buyer shall cause the period of the Affected Employees’ service with the Target Companies prior to the Closing Date to be treated as service with the Buyer and its Affiliates for purposes of determining the Affected Employees’ eligibility for coverage, vesting and accrual (except defined benefit plans) under all employee benefit plans maintained by Buyer and in which Affected Employees participate (the “Buyer Plans”). The Buyer will (a) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any group welfare plan that such employees may be eligible to participate in after the Closing, other than limitations on waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare plan maintained for the Affected Employees immediately prior to the Closing and (b) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing to satisfy any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Closing.

9.5. Employees on Disability Leave. As to any Affected Employee who, on the Closing Date, is either (a) on disability leave, or (b) is absent from work due to illness or injury,

and such absence continues for more than five (5) days beyond the Closing Date, Seller shall retain all obligations with respect to such Affected Employee until the date on which the Affected Employee is available to return to active employment; provided, that, Buyer shall, or shall cause one of its Affiliates to, assume all obligations with respect to such Employee and offer employment to any such Affected Employee upon such Affected Employee’s availability to return to active employment.

9.6. WARN. The Buyer shall indemnify the Seller and its Affiliates and defend and hold each of them harmless from and against any Losses which may be incurred by any of them under WARN or under any state or local law with respect to plant closing, layoff or relocation or the like or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment other than any Losses arising from the breach by the Seller of any covenant, agreement, representation or warranty made by the Seller in this Agreement or any certificate, instrument or other document delivered by the Seller pursuant hereto. The specific indemnity provided in this Section 9.6 shall not be subject to the limitations or thresholds set forth in Section 10 and shall not be included for purposes of calculating such limitations or thresholds.

9.7. Third-Party Rights. No provision of this Section 9 shall create any third-party beneficiary rights in any Affected Employee or other Person (including without limitation any heir, beneficiary, executor, administrator or representative of an Affected Employee or any other Person claiming through an Affected Employee) or the Company or any of the Subsidiaries of the Company with respect to employment or any term or condition thereof. Nothing in this Section 9, express or implied, shall be construed to prevent Buyer from terminating any Affected Employee’s employment with Buyer or its Affiliates, altering the term of such employment, or modifying any compensation or benefit plan that Buyer or its Affiliates may establish or maintain in any manner beneficial to an Affected Employee.

9.8. Employee Indemnity. Buyer agrees to indemnify the Seller and its Affiliates and defend and hold the Seller and its Affiliates harmless from and against any and all Losses arising out of any claims by or in respect of any Affected Employee (or any heir, beneficiary, executor, administrator or representative of any Affected Employee or any other Person claiming through an Affected Employee) with respect to any of the obligations or liabilities assumed by Buyer or retained by the Company hereunder or any other events arising on or after the Closing Date other than any Losses arising from the breach by the Seller of any covenant, agreement, representation or warranty made by the Seller in this Agreement or any certificate, instrument or other document delivered by the Seller pursuant hereto. The specific indemnity provided in this Section 9.8 shall not be subject to the limitations or thresholds set forth in Section 10 and shall not be included for purposes of calculating such limitations or thresholds.

10. INDEMNIFICATION.

10.1. Buyer’s Indemnification. Subject to the limitations set forth in this Section 10, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by law, the Seller and each of its respective direct and indirect partners, stockholders, members, officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a) any breach or default in performance by the Buyer or the Guarantor of any covenant or agreement of the Buyer or the Guarantor contained in this Agreement; or

(b) any breach of, or inaccuracy in, any representation or warranty made by the Buyer or the Guarantor in this Agreement or in any certificate, instrument or other document delivered by the Buyer or the Guarantor pursuant hereto.

10.2. Seller’s Indemnification. Subject to the limitations set forth in this Section 10, the Seller shall indemnify and hold harmless, to the fullest extent permitted by law, the Buyer and each of its direct and indirect partners, stockholders, members, officers, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a) any breach or default in performance by the Seller of any covenant or agreement of the Seller contained in this Agreement (other than in Section 8.4.1(a));

(b) any breach of, or any inaccuracy in, any representation or warranty made by the Seller in this Agreement (other than any representation or warranty relating to Taxes) or in any certificate, instrument or other document delivered by the Seller pursuant hereto; or

(c) any breach or default in performance by the Company of any covenant or agreement of the Company contained in this Agreement.

(d) Anything herein to the contrary notwithstanding, if a Buyer Indemnitee (i) would be entitled to seek indemnification pursuant to Section 10.2(b) hereof for a Loss due to a breach of, or inaccuracy in, the Sufficiency of Assets representation set forth in Section 5.20, and (ii) could also state a claim for indemnification for such Loss pursuant to Section 10.2(b) or (c) hereof due to a breach of, or any inaccuracy in, any other representation or warranty made by the Seller or the Company (each a “Specific Representation”) if such Specific Representation was read without regard to and without giving effect to any “materiality”, “Material Adverse Effect” or “Knowledge” qualifier contained in such Specific Representation (but would not be entitled to indemnification for such Loss if such Specific Representation was read with regard to or giving effect to any such qualifier), then Buyer Indemnitee shall not be entitled to indemnification for such Loss due to a breach of, or inaccuracy in, the representation set forth in Section 5.20.

10.3. Monetary Limitations.

(a) (i) Except as provided in clause (ii) of this Section 10.3(a), the Seller shall not have any obligation to indemnify any Buyer Indemnitee pursuant to Section 10.2 unless and until, and only to the extent that the aggregate of all such individual Losses incurred or sustained by all Buyer Indemnitees with respect to which Buyer Indemnitees are entitled to indemnification under Section 10.2 exceeds $420,000 (the “Deductible”). Except as provided in clause (ii) of this Section 10.3(a), the aggregate liability of the Seller to indemnify the Buyer Indemnitees for Losses under Section 10.2 shall in no event exceed Ten Million Dollars ($10,000,000.00) from the date hereof until the nine (9) month anniversary of the Closing Date and Six Million Dollars ($6,000,000.00) thereafter.

(ii) Notwithstanding the foregoing, no minimum or maximum dollar limitation (including the Deductible) shall apply to Losses arising from (A) any claim with respect to the representations and warranties contained in Sections 4.1 (Organization and Authority), 4.2 (Authorization and Enforceability), 4.4 (Title to Shares), 4.5 (Brokers, etc.), 5.1.1 (Organization, Power and Standing), 5.1.2 (Authorization and Enforceability) and 5.1.4(b) (Capitalization), 5.10 (Tax Matters), 5.11 (Employee Benefit Plans), 5.15 (Brokers), 5.17 (Debt) or 5.19 (Intercompany Liabilities) or (B) any claim based upon fraud or intentional misrepresentation, or (C) any Taxes; provided, however, that the maximum liability with respect to such Losses arising as described in clauses (A) and (B) above shall not exceed the Purchase Price.

(b) (i) Except as provided in clause (ii) of this Section 10.3(b), the Buyer shall not have any obligation to indemnify any Seller Indemnitee pursuant to Section 10.1 unless and until, and only to the extent that the aggregate of all individual Losses incurred or sustained by all Seller Indemnitees with respect to which Seller Indemnitees are entitled to indemnification under Section 10.1 exceeds the Deductible. Except as provided in clause (ii) of this Section 10.3(b), the aggregate liability of the Buyer to indemnify the Seller Indemnitees for Losses under Section 10.1 shall in no event exceed Ten Million Dollars ($10,000,000.00) from the date hereof until the nine (9) month anniversary of the Closing Date and Six Million Dollars ($6,000,000.00) thereafter.

(ii) Notwithstanding the foregoing, no minimum or maximum dollar limitation (including the Deductible) shall apply to Losses arising from (A) any claim with respect to the representations and warranties contained in Sections 6.1.1 (Organization, Power and Standing), 6.1.2 (Authorization and Enforceability), 6.2 (Ownership and Control of Buyer), 7.1.1 (Organization, Power and Standing), 7.1.2 (Authorization and Enforceability) and 7.5 (Brokers), (B) any claim for indemnification pursuant to Sections 8.4.9 (Post- Closing Transactions not in the Ordinary Course), 8.6 (Seller Guarantee), 8.8 (Surety Bonds/Letters of Credit), 9.6 (WARN), 9.8 (Employee Indemnity), and (C) any claim based upon fraud or intentional misrepresentation, provided, however, that the maximum liability with respect to such Losses arising as described in clauses (A) and (C) above shall not exceed the Purchase Price.

(c) Anything herein to the contrary notwithstanding, no party shall be entitled to indemnification for any Loss pursuant to this Section 10 to the extent (but only to the extent) an adjustment has already been made for such Loss pursuant to Section 3.4.

10.4. Time Limitations.

(a) Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof:

(i) except as set forth in clause (ii) or (iii) of this Section 10.4(a), no claim may be made or suit instituted pursuant to Sections 10.1 or 10.2 after the close of business on the eighteen (18) month anniversary of the Closing Date; and

(ii) notwithstanding the foregoing, there shall be no limitation as to time for claims with respect to the representations and warranties contained in Sections 4.1 (Organization and Authority), 4.2 (Authorization and Enforceability), 4.4 (Title to Shares), 4.5 (Brokers), 5.1.1 (Organization, Power and Standing), 5.1.2 (Authorization and Enforceability), 5.1.4(b) (Capitalization), 5.15 (Brokers), 6.1.1 (Organization, Power and Standing), 6.1.2 (Authorization and Enforceability), 6.2 (Ownership and Control of Buyer), 7.1.1 (Organization, Power and Standing), 7.1.2 (Authorization and Enforceability) and 7.5 (Brokers); and

(iii) notwithstanding the foregoing, a claim may be brought under Section 10.2(b) with respect to the inaccuracy of the representations and warranties contained in Section 5.10 (Tax Matters), at any time prior to thirty (30) calendar days after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions),

(b) For purposes of this Section 10, any claim for indemnification shall be duly made by delivering written notice of such claim describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim to the Buyer or the Seller, as applicable, prior to the applicable limitation date specified in Section 10.4(a) above.

10.5. Certain Other Indemnity Matters. The sole and exclusive remedies of each Seller Indemnitee and Buyer Indemnitee as against any Person from and after the Closing with respect to any and all claims of any kind whatsoever relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10 and in Sections 8.4.1 (Tax Indemnitees), 8.4.9 (Post-Closing Transactions Not in the Ordinary Course), 8.6 (Guarantees), 8.8 (Surety Bonds/Letters of Credit), 9.6 (WARN) and 9.8 (Employee Indemnity) and the right of specific performance set forth in Section 12.13, other than any rights, claims or causes of action arising out of fraud or intentional misrepresentation by a party. In furtherance of the foregoing, after the Closing, each of the Seller and the Buyer hereby waives, releases and discharges, to the fullest extent permitted under applicable law, and agrees not to assert and to cause each of the other Seller Indemnitees and Buyer Indemnitees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have against any party hereto and any of their respective Affiliates and their respective members, partners, stockholders, officers, directors, employees, agents and representatives and their respective Affiliates relating to the subject matter of this Agreement (and, with respect to claims by Seller against the Target Companies, all claims whatsoever arising prior to the Closing Date), other than (a) claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 10 and in Sections 8.4.1 (Tax Indemnitees), 8.4.9 (Post-Closing Transactions Not in the Ordinary Course), 8.6 (Seller Guarantees), 8.8 (Surety Bonds/Letters of Credit), 9.6 (WARN) and 9.8 (Employee Indemnity) (including any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements), (b) any and all rights, claims and causes of action based upon fraud or intentional misrepresentation by a party and (c) any and all rights to specific performance set forth in Section 12.13. In no event shall any party be liable for loss of profits or consequential or incidental damages by reason of a breach of any representation, warranty, covenant or other provision contained in this Agreement or in any Schedule or certificate delivered pursuant hereto other than with respect to any such damages that are part of a claim by a third party subject to indemnification pursuant to Section 10.6. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Section 10, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against other Persons with respect to the subject matter underlying such indemnification claim. Each Indemnified Party shall take all reasonable steps to mitigate all such Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses with respect to which indemnification may be requested hereunder. The monetary and time limitations on indemnification set forth in Sections 10.3 and 10.4, respectively, shall not apply to any breach of any covenant contemplated by this Agreement to be performed after the Closing. Any insurance proceeds and Tax Benefits actually received by an Indemnified Party after an indemnification payment shall have been made to such Indemnified Party hereunder that were not given effect in determining the amount of the Loss to which such indemnification payment related, shall promptly be refunded to the Indemnifying Party by the Indemnified Party. Any and all payments or offsets pursuant to this Agreement shall be deemed for all purposes to be adjustments to the Purchase Price. After it has been determined that there is an indemnifiable event pursuant to Section 10.1 or 10.2, the representation, warranty, covenant or agreement that is the subject of such indemnifiable event shall be read without regard to and without giving effect to any “materiality”, or “Material Adverse Effect” standard or qualification contained in such representation or warranty for the purposes of determining the amount of any Losses that are the subject matter of the related indemnification claim.

10.6. Third Party Claims. Promptly after the receipt by any Person entitled to indemnification pursuant to this Section 10 (the “Indemnified Party”) of notice of the commencement of any action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Section 10 (the “Indemnifying Party”), give such Indemnifying Party written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided, that, the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld (provided that such consent shall be granted in connection with any settlement (A) containing a full release of the party from whom such consent is so requested, and (B) in the case of a consent from an Indemnified Party, involving only monetary damages, which are fully indemnified hereunder). In the event the Indemnifying Party does not or ceases to conduct the defense of such claim actively and diligently, (x) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement with respect to, such claim, (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including reasonable attorneys’ fees and expenses and (z) the Indemnifying Party will remain responsible for any Losses the Indemnitee may suffer as a result of such claim to the full extent provided in this Section 10. Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim. Notwithstanding anything herein to the contrary, any action or claim that relates to a Tax Loss shall be governed by the provisions of Section 8.4.7 rather than the provisions of this section.

11. CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

11.1. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof and (b) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim of forum non conveniens, that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, (c) hereby agrees to commence and require any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof exclusively in one of the courts set forth in the preceding clause (a) of this Section 11.1, and (d) hereby agrees not to commence, or permit any of its Subsidiaries to commence, any claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, other than before on of the courts set forth in the preceding clause (a) of this Section 11.1, or to make any motion or take any other action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named courts whether on the grounds of inconvenient forum or otherwise.

11.2. Service of Process. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.5 will constitute good and valid service of process and waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.2 does not constitute good and valid service of process.

11.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION CLAIM , CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLER THAT THIS SECTION 11.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLER IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12. MISCELLANEOUS.

12.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) in the case of a waiver by the Buyer, by the Buyer and (b) in the case of a waiver by the Seller or the Company, by the Seller.

12.2. Amendment or Modification. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by the Buyer and the Seller.

12.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12.4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

12.5. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly delivered if in writing and delivered personally or sent by facsimile, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

(a)	if to the Buyer, to:

Pearson Autumn Acquisition, Inc.

c/o Pearson Assessments & Testing International

190 Holborn

London, WC1V 7BH

Attention: Clive Hay-Smith

Facsimile: 011 44 20 7010 678

with a copy to:

Pearson Education, Inc.

One Lake Street

Upper Saddle River, NJ 07458

Attention: Robert Dancy

Facsimile:(201) 236-4675

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Charles E. Engros, Jr., Esq.

Facsimile: (212) 309-6001

(b)	if to the Seller, to:

Houghton Mifflin Company

222 Berkeley Street

Boston, MA 02116

Attention: General Counsel

Facsimile: (617) 351-1125

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Jane D. Goldstein, Esq.

Facsimile: (617) 951-7050

Unless otherwise specified herein, such notices or other communications shall be deemed given and delivered (a) on the date delivered, if delivered personally, (b) on the date delivered, if sent by overnight courier, (c) one (1) Business Day after being sent, if sent by facsimile and (d) three (3) Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

12.6. Public Announcements. Except as required by applicable Legal Requirements or listing standards, no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

12.7. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

12.8. Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed or incorporated by reference into each other Schedule where it is reasonably apparent from the context of the disclosure that such listing or description would be appropriate.

12.9. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties, their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind, or any Buyer Indemnitee or Seller Indemnitee to the extent such Indemnitee is entitled to indemnification in accordance with the provisions of Section 10.

12.10. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

12.11. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.12. Expenses. Except as specifically set forth in Section 8.3 and 8.11, all costs and expenses incurred by the Company and the Seller in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby shall be paid by the Seller and all costs and expenses incurred by the Buyer and the Guarantor in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby shall be paid by the Buyer or the Guarantor, whether or not the transactions contemplated hereby are consummated.

12.13. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the covenants in this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each party hereto agrees that the other parties hereto shall be entitled to one or more injunctions enjoining any material breach or requiring specific performance of such covenant and consents to the entry thereof without the necessity of the posting of any bond or the furnishing of any other security, in addition to any other remedies that may be available to the non-breaching party at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such material breach or violation, it will not assert the defense that a remedy at law would be adequate.

12.14. Negotiation of Agreement. Each of the Company, the Seller, the Buyer and the Guarantor acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

THE COMPANY:	PROMISSOR, INC.

	By:	/s/ Stephen Richards
Name: Stephen Richards
Title: President

THE SELLER:	HOUGHTON MIFFLIN COMPANY

	By:	/s/ Stephen Richards
Name: Stephen Richards
Title: CFO

THE BUYER:	PEARSON AUTUMN ACQUISITION, INC.

	By:	/s/ Robert D. Whelan
Name: Robert D. Whelan
Title: President

THE GUARANTOR:	NCS PEARSON, INC.

	By:	/s/ Steven E. Wells
Name: Steven E. Wells
Title: Vice President, General Counsel & Secretary

Signature Page – Stock Purchase Agreement